Exhibit 10.3

TFS Financial Corporation

2008 Equity Incentive Plan

Restricted Stock Unit Award Agreement

[OFFICER Name]

August 11, 2008

This document constitutes part of the prospectus covering

securities that have been registered under the Securities Act of 1933.

TFS Financial Corporation

2008 Equity Incentive Plan

Restricted Stock Unit Award Agreement

THIS AGREEMENT, effective as of the Date of Grant set forth below, represents a grant of Restricted Stock Units (“RSUs”) by TFS Financial Corporation, a Federal corporation (the “Company”), to the Participant named below, pursuant to the provisions of the TFS Financial Corporation 2008 Equity Incentive Plan (the “Plan”).

You have been selected to receive a grant of RSUs pursuant to the Plan, as specified below.

The Plan provides a description of the terms and conditions governing the RSUs. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan’s terms shall completely supersede and replace the conflicting terms of this Agreement. All capitalized terms used herein shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein.

The parties hereto agree as follows:

Participant: [Participant’s Name]

Date of Grant: August 11, 2008

Number of RSUs Granted: [# units]

Purchase Price: None

1. Employment With the Company. Except as may otherwise be provided in Sections 6, 7 and 8, the RSUs granted hereunder are granted on the condition that the Participant remains an Employee of the Company or its Subsidiaries from the Date of Grant through (and including) the vesting date, as set forth in Section 2 (referred to herein as the “Period of Restriction”).

This grant of RSUs shall not confer any right to the Participant (or any other Participant) to be granted in the future RSUs or other Awards under the Plan.

2. Vesting. Except as hereinafter provided, the RSUs shall vest according to the following schedule (ten percent (10%) on each of the third through ninth anniversaries of the Date of Grant and thirty (30%) on the tenth anniversary of the Date of Grant), provided the Participant has continued in the employment of the Company or its Subsidiaries through such anniversary or anniversaries.

Vesting Date	Number of RSUs Vesting	Cumulative Number of RSUs Vesting
Third anniversary of Date of Grant	X,xxx	X,xxx
Fourth anniversary of Date of Grant	X,xxx	X,xxx

Fifth anniversary of Date of Grant	X,xxx	X,xxx
Sixth anniversary of Date of Grant	X,xxx	X,xxx
Seventh anniversary of Date of Grant	X,xxx	X,xxx
Eighth anniversary of Date of Grant	X,xxx	X,xxx
Ninth anniversary of Date of Grant	X,xxx	X,xxx
Tenth anniversary of Date of Grant	X,xxx	X,xxx

3. Timing of Payout. Payout of all vested RSUs shall occur as soon as administratively feasible following Participant’s Termination of Service with the Company or its Subsidiaries, but in no event later than sixty (60) days after the effective date of termination.

4. Form of Payout. Vested RSUs will be paid out solely in the form of shares of Stock of the Company.

5. Dividend Equivalent and Voting Rights. During the Period of Restriction and pending the vesting and payout of any RSUs under Sections 2 and 3 above, Participant shall be entitled to Dividend Equivalent Rights in the form of a cash payment from the Company equal in value to the amount of any cash dividend paid per share of Stock by the Company, multiplied by the number of shares of Stock underlying the RSUs. The Dividend Equivalent Rights shall be paid out in accordance with the normal Company procedures for paying cash dividends and further, shall not be subject to any conditions or restrictions with respect to the underlying RSUs to which they relate. The Participant shall not have voting rights with respect to the RSUs.

6. Termination of Service by Death, Disability, or Retirement. In the event the employment of the Participant with the Company or its Subsidiaries is terminated by reason of death, Disability (as defined by the U.S. Social Security Administration), or Retirement, all RSUs held by the Participant at the date of termination and still subject to the Period of Restriction shall immediately become fully vested as of the date of termination. For purposes of this Award Agreement, “Retirement” shall be defined as attaining age sixty-five (65) or attaining age sixty-two (62) with a minimum of fifteen (15) years of service.

7. Termination of Service for Other Reasons. If the employment of the Participant with the Company or its Subsidiaries shall terminate for any reason other than the reasons set forth in Section 6, all RSUs held by the Participant at the date of termination and still subject to the Period of Restriction shall be forfeited. All vested RSUs held by the Participant at the date of termination shall be paid as soon as administratively feasible in accordance with Section 3 herein.

8. Change in Control. Notwithstanding anything to the contrary in this Agreement, in the event of a Change in Control of the Company during the Period of Restriction and prior to the Participant’s termination of employment, the Period of Restriction imposed on the RSUs shall immediately lapse, with all such RSUs vesting subject to applicable federal and state securities laws. Notwithstanding anything to the contrary in this Agreement, payout of all vested RSUs shall occur as soon as administratively feasible following a Change in Control, but in no event later than sixty (60) days after the effective date of the Change in Control.

9. Restrictions on Transfer. RSUs granted pursuant to this Agreement may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated (a “Transfer”), other than by will or by the laws of descent and distribution, except as provided in the Plan. If any Transfer, whether voluntary or involuntary, of RSUs is made, or if any attachment, execution, garnishment, or lien shall be issued against or placed upon the RSUs, the Participant’s right to such RSUs shall be immediately forfeited by the Participant to the Company, and this Agreement shall lapse.

10. Recapitalization. In the event of any change in the capitalization of the Company such as a stock split or a corporate transaction such as any reorganization, merger, consolidation, spin-off, combination, repurchase, or exchange of shares of Stock or other securities, stock dividend, liquidation, dissolution, or otherwise, the number and class of RSUs subject to this Agreement shall be equitably adjusted by the Committee to prevent dilution or enlargement of rights.

11. Beneficiary Designation. The Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Agreement is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Director of Human Resources of the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

12. Continuation of Employment. This Agreement shall not confer upon the Participant any right to continue employment with the Company or its Subsidiaries, nor shall this Agreement interfere in any way with the Company’s or its Subsidiaries’ right to terminate the Participant’s employment at any time. The Participant’s employment shall continue to be on an “at-will” basis.

13. Miscellaneous.

(a)	This Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. The Committee shall have the right to impose such restrictions on any shares acquired pursuant to this Agreement, as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such shares. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Participant.

(b)	The Committee may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan (except as provided in Section 2.9, 3.4 or 6.2 of the Plan) may in any material way adversely impair the Participant’s rights under this Agreement, without the written consent of the Participant.

(c)	The Company’s obligation to payout RSUs under this Agreement is subject to withholding of all federal, state and local taxes (including the Participant’s FICA obligation), domestic or foreign. The Company shall have the power and the right to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy such taxes required by law to be withheld with respect to any payout to the Participant under this Agreement.

The Participant may elect, subject to any procedural rules adopted by the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold shares of Stock having an aggregate Fair Market Value on the date the tax is to be determined, equal to the amount required to be withheld.

(d)	The Participant agrees to take all steps necessary to comply with all applicable provisions of federal and state securities laws in exercising his or her rights under this Agreement.

(e)	This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(f)	All obligations of the Company under the Plan and this Agreement, with respect to the RSUs, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

(g)	To the extent any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

(h)	To the extent not preempted by federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio without giving effect to the conflicts of laws principles thereof.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective as of the Date of Grant.

TFS Financial Corporation

By:
Chairman and Chief Executive Officer
ATTEST:

Participant